Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Common stock, par value $0.01 per share	3,000,000	$ 22.665 (1)	$67,995,000 (1)	$3,795

(1)
Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended. Pursuant to Rule 457(c) such price is based on the registrant’s average high and low prices for the common stock on July 28, 2009, as reported on the NASDAQ Stock Market.

__________________________

Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-158197

PROSPECTUS SUPPLEMENT
(To prospectus dated March 24, 2009)

NBT BANCORP INC.
__________________________

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
3,000,000 Shares of Common Stock

This prospectus supplement relates to shares of common stock we may offer and sell from time to time according to the terms of the NBT Bancorp Inc. Dividend Reinvestment and Stock Purchase Plan (the “Plan”). This Plan replaces the former NBT Bancorp Inc. Automatic Dividend Reinvestment and Stock Purchase Plan. Participants in the former NBT Bancorp Inc. Automatic Dividend Reinvestment and Stock Purchase Plan are automatically enrolled as participants in the Plan. Participants should retain this prospectus supplement for future reference.

The Plan provides participants with a convenient and economical means of purchasing shares of our common stock by reinvesting the cash dividends paid on our common stock and by making additional optional cash purchases. In addition, new investors may make an initial investment in our common stock under the Plan. The minimum purchase amount for both initial and subsequent optional cash purchases is $25 for Plan participants other than employees of NBT Bancorp Inc. The minimum purchase amount for both initial and subsequent optional cash purchases for Plan participants who are employees of NBT Bancorp Inc. is $10. For all Plan participants, the maximum limit for both initial and subsequent optional cash purchases is $100,000 per year, unless we grant a waiver of this amount. This prospectus supplement describes and constitutes the Plan.

Your participation in the Plan is entirely voluntary, and you may terminate your participation at any time. If you do not elect to participate in the Plan, you will continue to receive cash dividends, if and when declared by our Board of Directors, in the usual manner.

Shares of common stock will be (i) purchased on the open market or (ii) purchased directly from us from authorized but unissued shares or from treasury shares.

We have appointed NBT Bank, N.A., a wholly owned subsidiary of NBT Bancorp Inc. (the “Plan Administrator”), to serve as the administrator of the Plan. You may enroll in the Plan by obtaining an enrollment form from the Plan Administrator and returning the completed form to the Plan Administrator.

Our common stock is listed on the NASDAQ Stock Market and trades under the symbol “NBTB.” On August 3, 2009, the last sale price of our common stock as reported on the NASDAQ Stock Market was $23.28 per share.

Investing in our common stock involves risks.  See “Risk Factors” beginning on page S-4 of this prospectus supplement and the risk factors that are incorporated by reference in this prospectus supplement from our periodic reports filed with the Securities and Exchange Commission, for information that you should consider before purchasing the securities offered by this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

You should rely only on the information contained or incorporated by reference in the prospectus or this prospectus supplement. We have not authorized anyone to provide you with different information. You should not assume that the information in the prospectus or this prospectus supplement is accurate as of any date other than the date on the front of such documents.

The date of this prospectus supplement is August 4, 2009.

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus forms part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, relating to the shares of our common stock to be offered and sold pursuant to the Dividend Reinvestment and Stock Purchase Plan, or the Plan. This prospectus supplement, which does not include all of the information in the registration statement, provides you with a general description of the Plan and the securities offered under the Plan. The registration statement, prospectus and the exhibits to the registration statement provide additional information about us and the securities offered. The registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

When acquiring any securities discussed in this prospectus supplement, you should rely on the information provided in this prospectus supplement, including the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not offering the securities in any state or jurisdiction where the offer is prohibited. You should not assume that the information in the prospectus, this prospectus supplement or any document incorporated by reference is accurate or complete at any date other than the date indicated on the cover page of this document.

If the information set forth in this prospectus supplement differs in any way from the information set forth in the prospectus, you should rely on the information set forth in this prospectus supplement. All references in this prospectus supplement to “NBT Bancorp,” “we,” “us,” “our” or similar references mean NBT Bancorp Inc. and its successors, and include our consolidated subsidiaries where the context so requires.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the Public Reference Room of the SEC at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, we file many of our documents electronically with the SEC, and you may access those documents over the Internet. The SEC maintains a “web site” that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of the SEC’s web site is http://www.sec.gov. Documents we have filed with the SEC are also available on our web site at www.nbtbancorp.com. Except as expressly stated herein, information contained on our web site does not constitute a part of this prospectus supplement and is not incorporated by reference herein.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus supplement, except for any information that is superseded by other information that is included in or incorporated by reference into this document.

This prospectus supplement incorporates by reference the documents listed below that we have previously filed with the SEC (File No. 000-14703). These documents contain important information about us:

•	our Annual Report on Form 10-K for the year ended December 31, 2008, filed on March 2, 2009;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed on May 11, 2009;

•
our Current Reports on Form 8-K, as filed with the SEC on March 25, 2009 and March 31, 2009 (except, with respect to each of the foregoing, for portions of such reports which were deemed to be furnished and not filed); and

•	the description of our common stock contained in our Registration Statement on Form 8-A, including any amendments or reports filed for the purposes of updating such description.

We incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC), from the date of the registration statement of which this prospectus supplement is part until the termination of the offering of the securities. These documents may include annual, quarterly and current reports, as well as proxy statements. Any material that we later file with the SEC will automatically update and replace the information previously filed with the SEC. These documents are available to you without charge. See “Where You Can Find More Information.”

You may obtain copies of these documents, other than exhibits, free of charge by contacting NBT Bancorp Inc., 52 South Broad Street, Norwich, New York 13815, Attention: Corporate Secretary or by telephone at (607) 337-2265.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the prospectus and the information included or incorporated by reference in them includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would” and “could.”  These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from the statements, including:

•	changes in general business, industry or economic conditions or competition;

•
changes in any applicable law, rule, regulation, policy, guideline or practice governing or affecting financial holding companies and their subsidiaries or with respect to tax or accounting principals or otherwise;

•	adverse changes or conditions in capital and financial markets;

•	changes in interest rates;

•	higher than expected costs or other difficulties related to integration of combined or merged businesses;

•	the inability to realize expected cost savings or achieve other anticipated benefits in connection with business combinations and other acquisitions;

•	changes in the quality or composition of our loan and investment portfolios;

•	increased competition;

•	deposit attrition;

•	changes in the cost of funds, demand for loan products or demand for financial services; and

•	other economic, competitive, governmental or technological factors affecting our operations, markets, products, services and prices.

Some of these and other factors are discussed in our annual and quarterly reports previously filed with the SEC.  Such developments could have an adverse impact on our financial position and our results of operations.

The forward-looking statements are based upon managements’ beliefs and assumptions and are made as of the date of this prospectus supplement.  We undertake no obligation to publicly update or revise any forward-looking statements included or incorporated by reference in this prospectus supplement or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise, except to the extent required by federal securities laws.  In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus supplement or in the incorporated documents might not occur, and you should not put undue reliance on any forward-looking statements.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before purchasing the common stock offered by this prospectus supplement you should carefully consider the risk factors incorporated by reference in this prospectus supplement from our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, as well as the risks, uncertainties and additional information set forth in our SEC reports on Forms 10-K, 10-Q and 8-K and in the other documents incorporated by reference in this prospectus supplement. For a description of these reports and documents, and information about where you can find them, see “Where You Can Find More Information” and “Incorporation of Certain Documents By Reference.” Additional risks not presently known or that are currently deemed immaterial could also materially and adversely affect our financial condition, results of operations, business and prospects.

ABOUT NBT BANCORP INC.

NBT Bancorp Inc. is a registered financial holding company incorporated in the State of Delaware in 1986, with its principal headquarters located in Norwich, New York. On a consolidated basis, at March 31, 2009 we had assets of $5.4 billion and stockholders’ equity of $442.6 million. NBT Bancorp is the parent holding company of NBT Bank, N.A. (the “Bank”), NBT Financial Services, Inc. (“NBT Financial”), NBT Holdings, Inc. (“NBT Holdings”), CNBF Capital Trust I, NBT Statutory Trust I and NBT Statutory Trust II (the “Trusts”). Through the Bank and NBT Financial, we are focused on community banking operations. Through NBT Holdings, we operate Mang Insurance Agency, LLC, a full-service insurance agency. The Trusts were organized to raise additional regulatory capital and to provide funding for certain acquisitions. Our primary business consists of providing commercial banking and financial services to our customers in our market area. Our principal assets are all of the outstanding shares of common stock of our direct subsidiaries, and our principal sources of revenue are the management fees and dividends we receive from the Bank, NBT Financial and NBT Holdings.

The Bank is a full service commercial bank formed in 1856, which provides a broad range of financial products to individuals, corporations and municipalities throughout the central and upstate New York, northeastern Pennsylvania and northwestern Vermont market areas. The Bank conducts business through two geographic operating divisions, NBT Bank and Pennstar Bank.

Our common stock is listed on the NASDAQ Stock Market under the symbol “NBTB.” Our principal executive offices are located at 52 South Broad Street, Norwich, New York 13815. Our telephone number is (607) 337-2265. Our web site is http://www.nbtbancorp.com. References to our web site and those of our subsidiaries are not intended to be active links and the information on such web sites is not, and you must not consider the information to be, a part of this prospectus supplement.

USE OF PROCEEDS

We will receive proceeds from the sale of common stock that the Plan Administrator purchases directly from us.  We will not receive proceeds from the sale of common stock that the Plan Administrator purchases in the open market or in privately negotiated transactions.  We intend to use the net proceeds from our sale of common stock that the Plan Administrator purchases directly from us to fund our business operations and for general corporate purposes.  We cannot estimate either the number of shares of common stock or the prices of the shares that we will sell in connection with the plan.

DESCRIPTION OF OUR DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

The following questions and answers explain and constitute our Dividend Reinvestment and Stock Purchase Plan. If you are a stockholder and do not participate in the Plan, you will receive cash dividends in the usual manner, as and when we declare and pay them. All references in this prospectus supplement to “common stock” refer to our common stock, par value $0.01 per share.

This Plan replaces the former NBT Bancorp Inc. Automatic Dividend Reinvestment and Stock Purchase Plan and this prospectus supplement constitutes notice of termination of the former plan. If you participated in the former plan at the time of the Plan’s adoption, then you automatically are a participant in this Plan in the same manner, and to the same extent, as you participated in the former plan, unless you elect to terminate your participation in this Plan or wish to change your participation in some way (e.g., opt for partial reinvestment rather than full reinvestment of your NBT Bancorp dividends).

PURPOSE

1.	What is the purpose of the plan?

The primary purpose of the Plan is to provide both our existing stockholders and new investors with a simple, convenient and economical means of purchasing shares of our common stock, including through new cash purchases and the reinvestment of dividends on shares held in your Plan account. The Plan also provides us with an economical and flexible mechanism to raise additional capital for general corporate purposes through the sale of our common stock.

ADVANTAGES AND DISADVANTAGES

2.	What are the advantages of participation in the Plan?

•	You do not need to be a current stockholder, nor do you need to have a broker, to buy our common stock through the Plan.

•	You can start investing with a relatively small amount of money, or with a single larger investment – whichever you prefer.

•	You may send a check to the Plan Administrator or arrange for funds to be deducted from your savings or checking account.

•
Dividends and optional cash purchases can be fully invested in additional shares of our common stock because the Plan permits fractional shares to be credited to your accounts. Dividends on fractional shares may also be reinvested in additional shares.

•	There are no trading fees or brokerage commissions when dividends are reinvested through the Plan. The entire amount of your dividend is reinvested to purchase our common stock.

•
If you are already a stockholder, you can consolidate all your holdings of our common stock into a single account. You can deposit your stock certificates into your Plan account or, if you hold shares with a broker, you can transfer those shares into your own name and deposit them into your Plan account.

•
The Plan offers you flexibility when you decide to sell your shares. You may request the sale of some or all of your shares through the Plan Administrator at any time. Or, if you prefer to have complete control over timing and price at which you sell, you may withdraw your shares from the Plan, at no cost to you, and sell them through a broker of your choice.

3.	What are the disadvantages of participation in the Plan?

•
Because the prices at which shares are purchased are determined as of specified dates or as of dates otherwise beyond your control, you may lose some advantages otherwise available to you in being able to select the timing of your investments. For example, because the price charged to you for shares purchased on the open market is the average price paid by the Plan Administrator to obtain shares for all participants who acquire shares through the Plan on the same day, you may pay a higher price for shares purchased under the Plan than for shares purchased on the investment date outside of the Plan.

•	We will not pay interest on funds we hold pending investment.

•
Your reinvestment of cash dividends will result in you being treated for federal income tax purposes as having received a dividend on the dividend payment date, to the extent of our earnings and profits. The dividend may give rise to a liability for the payment of income tax without providing you with immediate cash to pay the tax when it becomes due.

•
Sales of shares for participants are irrevocable and will be made at market prices at the time of sale. You will not be able to control the timing of such sales or to place “limit orders” specifying the prices at which you are willing to sell your shares.

•
To sell your shares through a broker of your choice, you must first arrange to obtain a physical stock certificate from the Plan Administrator and have the certificate delivered to you, or ask your broker to initiate an electronic transfer request to have the Plan Administrator transfer shares held for you in the Plan directly to your broker. The Plan Administrator will promptly process your instructions, but you should leave ample time for preparation and receipt of your stock certificate if you decide to go that route.

•	You may not pledge shares of common stock deposited in your Plan account unless you withdraw the shares from the Plan.

•
Shares held in the Plan by the Plan Administrator are not covered by the customer protection provisions of the Securities Investor Protection Act of 1970 relating to customers of failed securities broker-dealer firms.

•
If you direct the Plan to sell less than all of your shares of common stock held by the Plan, you will not be able to specifically identify which shares are sold for purposes of determining whether the sale results in short-term or long-term gain or loss for income tax purposes.

ADMINISTRATION

4.	Who administers the Plan for the participant?

The Plan is administered by NBT Bank, N.A., our wholly owned subsidiary. The Plan Administrator collects dividend payments on a Plan participant’s shares and optional cash payments and either transfers those amounts to the Agent, as defined below, for the purchase of the shares of common stock for the Plan, or, alternatively, uses the funds to purchase shares offered by NBT Bancorp (either from our authorized but unissued shares or from our treasury shares) for the benefit of the Plan participant’s account. The Plan Administrator also:

•	keeps records of all Plan accounts;

•	sends your account statements to you; and

•	performs other duties relating to the Plan.

Please refer to Question 33 herein for the Plan Administrator’s contact information.

The Agent will be a licensed broker or financial institution, independent of NBT Bancorp, who is selected from time to time at the discretion of the Plan Administrator and NBT Bancorp to receive Plan participants’ dividends and optional cash payments from the Plan Administrator and apply those amounts to the purchase of additional shares of common stock in open market transactions or in negotiated transaction, and to sell shares of common stock that Plan participants elect to have the Agent sell.

Successors to the Plan Administrator and/or Agent: We may replace the Plan Administrator and/or Agent at any time. The Plan Administrator and/or Agent may resign at any time. In either case, we will appoint a successor Plan Administrator and/or Agent, and will notify you of the change.

PARTICIPATION

5.	Who is eligible to participate in the Plan?

Any person or legal entity is eligible to participate in the Plan. You do not have to be a current stockholder, nor do you have to reside or be located in the U.S. or be a U.S. citizen. However, you must become a stockholder of record in order to participate in the dividend reinvestment component of the Plan. In all cases, optional cash purchases of shares through the plan must be made in U.S. currency drawn on a U.S. bank. In addition, before investing in our common stock, each participant who resides or is located outside the U.S. is responsible for reviewing the laws of his or her country of residence or other applicable laws to determine if there are any restrictions on his or her ability to invest through the Plan.

6.	How can I participate in the Plan?

Eligible stockholders as well as new investors can enroll by requesting an enrollment form from the Plan Administrator and returning the completed form by mail. Please refer to Question 33 herein for the Plan Administrator’s contact information.

DIVIDEND REINVESTMENT

7.	How does the reinvestment process work?

As a participant in the Plan, you may elect to reinvest all, part or none of the dividends paid on your NBT Bancorp common stock, and your preference should be indicated on the enrollment form. If you complete and return an enrollment form without selecting one of these three options, all of your dividends will be automatically reinvested in shares of NBT Bancorp.

•
Full dividend reinvestment: If you select this option, all of the cash dividends paid on the shares you enroll in the Plan will automatically be reinvested to purchase additional shares of NBT Bancorp stock.

•
Partial dividend reinvestment: If you select this option, a portion of your cash dividends will be paid to you in cash, and the remaining portions of your dividends will be automatically reinvested to purchase additional shares of NBT Bancorp common stock. If you choose partial reinvestment, you must specify on the enrollment form the number of whole shares on which you wish to continue to receive cash dividends by check or to have directly deposited into your designated checking or savings account, as further described below. The remaining dividends will be automatically reinvested.

•
No dividend reinvestment: If you select this option, all of your dividends will be paid to you in cash. You may choose to have your cash dividends directly deposited into your designated checking or savings account or sent to you by check.

To arrange to have your dividends directly deposited into your designated bank account, you must complete and return a direct deposit authorization form. You may request an authorization form by contacting the Plan Administrator. Please refer to Question 33 herein for the Plan Administrator’s contact information.

8.	When will the reinvestment of my dividends begin?

Typically, we pay a quarterly cash dividend on or about the 15th day of March, June, September, and December to stockholders of record on or about the 1st day of those months. The reinvestment of your dividends will begin with the first quarterly cash dividend that we pay following your enrollment, but only if your enrollment is received by the record date for that dividend. If your enrollment is received between a record date and a payable date, the reinvestment of your dividends will commence with the dividend payment in the following quarter.

9.	Can I deposit stock certificates for safekeeping with the Plan Administrator?

You may deposit any or all of your NBT Bancorp stock certificates for safekeeping. This added feature relieves you of the worry associated with the possibility of loss, theft or destruction of the certificates. This service is provided to Plan participants without charge.

INITIAL AND OPTIONAL CASH PURCHASES.

10.	When and how can I make initial or optional cash purchases?

New investors may make an initial cash purchase when enrolling in the Plan by enclosing a check with their enrollment form or by authorizing an automatic debit from a designated bank account. In both cases, the minimum initial cash purchase amount is $25 for Plan participants other than employees of NBT Bancorp and $10 for Plan participants who are employees of NBT Bancorp.

As a Plan participant, you may also make subsequent optional cash purchases of our common stock. The minimum subsequent optional cash purchase for Plan participants other than employees of NBT Bancorp is $25. The minimum purchase amount for subsequent optional cash purchases for Plan participants who are employees of NBT Bancorp Inc. is $10. For all Plan participants, the maximum limit for both initial and subsequent optional purchases is $100,000 per year, unless we grant you a waiver of this amount.  The purchase will be applied toward the purchase of shares for your account, as described in Question 14 herein.

Your cash purchases may be commingled by the Plan Administrator and/or Agent with dividends and with other participants’ cash purchases for the purpose of buying shares of common stock. You cannot specify the prices or timing of purchases, nor can you make any other limitations on the purchase of shares other than those specified under these terms and conditions. No interest will be paid on optional cash purchases pending investment.

If you choose to submit a check, be sure to use the contribution form that appears on your Plan statement, and mail it to the address specified on the form. Alternatively, if you wish to make regular monthly purchases, you may authorize automatic deductions from your bank account. This feature enables you to make ongoing investments in an amount that is comfortable for you, without having to write a check. You also may authorize individual debits from your bank account. Any authorization for individual debits from your bank account must be received by the Plan Administrator no later than the 10th day of each month, or on the next succeeding business day if the 10th falls on a weekend or a holiday.

In the event that your optional cash purchase check or EFT is returned unpaid for any reason, you will be charged a $35.00 return fee. Further the Plan Administrator will remove from your account shares that were purchased in anticipation of the collection of such funds plus the return fee. These shares will be sold to recover any uncollected funds and the return fee. If the net proceeds of the sale of such shares are insufficient to recover in full the uncollected amounts plus the return fee, the Plan Administrator reserves the right to sell such additional shares from any of your accounts maintained by the Plan Administrator as may be necessary to recover in full the uncollected balance plus the return fee.

11.	Am I obligated to make cash purchases if I enroll in the Plan?

No. Cash purchases are entirely voluntary. You may supplement the reinvestment of your dividends with optional cash purchases as often as you like, or not at all. Or you may buy shares with optional cash purchases and choose not to reinvest any or all of your dividends.

FEES

12.	What fees may I incur by participating in the Plan?

The costs of administering the Plan will be paid by NBT Bancorp. Participants will not incur any charges for joining the Plan. In addition, there are no charges to the Participants for the custodial and safekeeping services provided by the Plan Administrator. Your own bank may impose fees on you if you make voluntary cash payments through their automatic deduction feature, if offered.

Any service charges or transactional charges incurred for purchases made under the Plan will be paid by NBT Bancorp. However, a Participant may incur brokerage charges, administrative fees, transfer taxes and other costs of sale if he or she elects to sell shares credited to his or her account in the Plan, either upon withdrawal or otherwise.

PURCHASE OF SHARES

13.	What is the source of the common stock that may be purchased through the Plan?

At our discretion, share purchases will be made on the open market or directly from NBT Bancorp. Shares purchased from NBT Bancorp may come from our authorized but unissued shares or from our treasury shares. Share purchases on the open market may be made on any stock exchange where our common stock is traded or through negotiated transactions, on such terms as the Plan Administrator and/or Agent determines. Neither we nor you will have any authority to direct the date, time, or price at which shares may be purchased by the Agent.

14.	When and how will shares be purchased under the Plan?

•
For dividend reinvestments and additional cash purchases other than pursuant to the grant of a waiver request, upon receipt of your funds, the Plan Administrator will invest your funds as promptly as practicable after the 15th day of each month. For purchases pursuant to the grant of a waiver request, the purchase dates and procedures are discussed in response to Question 17 herein.

•
Shares will be posted to your account in whole and fractional shares, computed to three decimal places. A confirmation of your transaction will be sent via a paper statement to the postal address you give us when you enroll in the Plan.

•
In the unlikely event that, due to unusual market conditions, the Plan Administrator is unable to invest the funds within thirty-five (35) calendar days, the Plan Administrator will return the funds to you by check. No interest will be paid on funds held by the Plan Administrator pending investment.

•
For automatic monthly purchases, the amounts you have authorized will be withdrawn from your bank account on the10th day of each month, or on the next succeeding business day if the 10th falls on a weekend or a holiday. The funds will be credited to your Plan account and normally invested as promptly as practicable after the 15th day of each month.

•	The Plan Administrator will use your cash to purchase as many full and fractional shares as possible.

15.	How will the price for my shares be determined?

The price at which the Agent will be deemed to have acquired such shares for a Plan participant’s account will be the average of all the shares purchased by the Agent with the reinvested dividends and optional cash payments on the investment date. Such shares may be purchased in any securities market where they are traded or in negotiated transactions. For shares purchased directly from NBT Bancorp, the purchase price will be 100% of the average of the high and low sales price of our common stock, as reported on the NASDAQ Stock Market, obtained from Bloomberg, LP, on the investment date, less any discount that we may decide to offer.

16.	Will shares be offered to Plan participants at a discount?

We will establish a waiver discount only for shares that are purchased directly from us pursuant to a waiver request. For each pricing period, we may establish a discount from the market price applicable to optional cash purchases and initial investments made pursuant to a request for waiver (please see Question 17). This waiver discount, if any, will range from 0% to 5% of the purchase price and may vary for each pricing period. The waiver discount, if any, will be established at our sole discretion after a review of current market conditions, the level of participation in the Plan, the attractiveness of obtaining additional funds through the sale of our common shares as compared to other sources of funds, and our need for additional funds. You may obtain information regarding the maximum waiver discount, if any, by contacting the Plan Administrator. Please refer to Question 33 herein for the Plan Administrator’s contact information. Setting a waiver discount for a particular pricing period will not affect the setting of a waiver discount for any subsequent pricing period. The waiver discount, if any, will apply only to optional cash purchases and initial investments in excess of $100,000. The waiver discount, if any, will apply to the entire optional cash purchase or initial investment made pursuant to a waiver and not just the portion in excess of $100,000.

17.	May I invest more than the Plan maximum of $100,000 per account per year or purchase shares at a discount?

Yes, if you request a waiver of these limits and we grant your waiver request. Upon receipt of a written waiver form from an investor, we will consider waiving the annual investment limit. Grants of waiver requests will be made in our sole discretion based on a variety of factors, which may include: our current and projected capital needs, prevailing market prices of our common stock and other securities, and general economic and market conditions.

Shares purchased in excess of the Plan annual investment limit of $100,000 per year will be priced as follows:

•
Investment for which a waiver has been granted will be made subject to a “pricing period,” which will generally consist of one (1) to fifteen (15) separate days during which trading of our common stock is reported on the NASDAQ Stock Market. Each of these separate days will be an “investment date,” and an equal proportion of the investment amount will be invested on each trading day during such pricing period, subject to the qualifications listed below. The purchase price for shares acquired on a particular investment date will be equal to 100% (subject to change as provided below) of the volume-weighted average price (less any applicable discount), rounded to three decimal places, of our common stock as reported by the NASDAQ Stock Market only, obtained from Bloomberg, LP, for that investment date. Funds for such investments must be received by the Plan Administrator not later than the business day before the first day of the pricing period.

•
We may establish a minimum, or “threshold,” price for any pricing period that the volume-weighted average price, rounded to three decimal places, of our common stock must equal or exceed during each trading day of the particular pricing period for investments made pursuant to a waiver request.

•
If we decide to establish a threshold price for a particular pricing period, the threshold price for any investments made pursuant to a request for a waiver will be a stated dollar amount that the volume-weighted average price, rounded to three decimal places, of our common stock, as reported by the NASDAQ Stock Market for each trading day in the relevant pricing period, must equal or exceed. If the threshold price is not satisfied for a trading day in the pricing period, then that trading day and the trading prices for that day will be excluded from the pricing period.

•
We will only establish a threshold price if shares will be purchased directly from us in connection with the relevant pricing period (please see first bullet above). If we have established a threshold price with respect to the relevant pricing period, then we will exclude from the pricing period any trading day that the volume-weighted average price is less than the threshold price and refund that day’s proportional investment amount. For example, if the threshold price is not met for two (2) of the trading days in a ten-day pricing period, then we will return 20% of the funds you submitted in connection with your waiver request, without interest, unless we have activated the pricing period extension feature for the pricing period, as described below.

•	Neither we nor the Plan Administrator are required to notify you that a threshold price has been established for any pricing period.

•
We may elect to activate for any particular pricing period a pricing period extension feature that will provide that the initial pricing period be extended by the number of days that the threshold price is not satisfied, subject to a maximum of five (5) trading days. If we elect to activate the pricing period extension feature and the threshold price is satisfied for any additional day that has been added to the initial pricing period, that day will be included as one of trading days for the pricing period instead of the day on which the threshold price was not met. For example, if the determined pricing period is ten (10) days in the initial pricing period, and the threshold price is not satisfied for three (3) out of those ten (10) days in the initial pricing period, and we had previously announced in the bid-waiver form that the pricing period extension feature was activated, then the pricing period will be automatically extended, and if the threshold price is satisfied on the next three (3) trading days (or a subset thereof), then those three (3) days (or subset thereof) will become investment dates in lieu of the three (3) days on which the threshold price was not met. As a result, because there were ten (10) trading days during the initial and extended pricing period on which the threshold price was satisfied, all of the funds that you include with your request for waiver will be invested.

•
Newly issued shares purchased pursuant to a request for waiver will be posted to the participants’ accounts within three (3) business days following the end of the applicable pricing period, or, if we elect to activate the continuous settlement feature, within three (3) business days of each separate investment date beginning on the first investment date in the relevant pricing period and ending on the final investment date in the relevant pricing period, with an equal amount being invested on each day, subject to the qualifications set forth above. During any month when we are proposing to grant requests for waiver for one or more investments, we may elect to activate the continuous settlement feature for such investments by announcing in the bid-waiver form that we will be doing so. The purchase price of shares acquired on each investment date will be equal to the volume-weighted average price obtained from Bloomberg, LP (unless such service is unavailable, in which case we will designate another service to be utilized before the beginning of the pricing period), rounded to three decimal places for each of the investment dates during the pricing period, assuming the threshold price is met on that day, less any discount that we may decide to offer. For each pricing period (assuming the threshold price is met on each trading day of that pricing period), we would have a separate settlement of each investment dates’ purchases, each based on the volume-weighted average price for the trading day relating to each of the investment dates during the pricing period.

Waiver request forms and information regarding the establishment of a threshold price, if any, may be obtained by contacting the Plan Administrator. Please refer to Question 33 herein for the Plan Administrator’s contact information.

SALE OF PLAN SHARES

18.	How can I sell the shares of common stock that are held in my Plan account?

At any time, you may request that the Agent sell some or all of the shares of common stock held in your Plan account by sending to the Plan Administrator detailed written instructions for the Agent’s sale of such shares. If such instructions are properly made, the Plan Administrator will provide the instructions to the Agent and the Agent will sell the requested shares in accordance with instructions. The minimum sale is one share. You may contact the Plan Administrator for assistance in providing the Agent with proper instructions. The Agent may sell such shares on any securities exchange on which the common stock is traded, in the over-the-counter market or by negotiated transactions, and such sales may be subject to such terms of price, delivery, etc.. as the Agent may agree. You will receive the proceeds of the sale of your common stock, less any brokerage charges, administrative fees, transfer taxes, and other costs of sale, and any required federal tax withholding, if applicable. If you opt to sell all of the shares held for you in the Plan, your participation in the Plan will be automatically terminated.

Alternatively, you may choose to sell your shares through a broker-dealer of your choice, in which case, prior to the settlement of the sale, you will have to (a) request that the Plan Administrator issue the shares in certificate form for delivery to your stockbroker or (b) ask your broker to initiate an electronic transfer request to have the Plan Administrator transfer shares held for you in the Plan directly to your broker.

The price for the fractional shares will be the average of the highest and lowest quoted selling prices of the Company’s common stock on the NASDAQ Stock Market on the trading day prior to the effective date of the sale.

19.	If I request the sale of the shares held in my Plan account, when will they be sold?

If you request the sale of shares that are held for you in the Plan, the Agent will use its best efforts to sell your shares within five (5) business days after receipt of your sale instructions, or as soon as otherwise practicable. A check in payment of the net proceeds will be mailed to you as soon as practicable after the sale has taken place.

There can be no assurances with respect to the Agent’s ability to sell your shares and no assurances as to the prices or timing of such sales, or the terms under which such sales may be transacted. Neither we nor the Agent has any obligation under the Plan, and assume no responsibility, to purchase whole shares credited to your Plan account if such shares cannot be sold by the Agent.

DIVIDENDS

20.	How will I be credited with the dividends paid on the shares I have enrolled in the Plan and/or that are being held in my Plan account?

The Plan Administrator will receive the cash dividends (less the amount of any taxes withheld) paid by us on all whole and fractional shares that are enrolled and/or held in the Plan at the dividend record date, and will credit such dividends to your Plan account on the payable date. The dividends received by the Plan Administrator will be forwarded to the Agent to be automatically reinvested in shares of our common stock.

21.	What if I decide that I would like to receive in cash some of the dividends paid on the shares enrolled or held in the Plan, rather than having them reinvested?

The Plan permits partial reinvestment of dividends. Please see Question 7.

REPORTS TO PARTICIPANTS

22.	What reports will I receive as a participant in the Plan?

As soon as practicable after each transaction, you will receive a statement with information about your Plan account, including amounts invested, the purchase and/or sale prices, and the number of shares purchased and/or sold. This statement will provide a record of purchases and sales transacted on your behalf under the Plan and you should retain it for income tax purposes. As a stockholder, you also will receive various communications, including our annual report to stockholders, notices of stockholder meetings, proxy statements, and information for income tax reporting.

ISSUANCE AND DEPOSIT OF STOCK CERTIFICATES

23.	Will certificates be issued to me for shares of common stock purchased through the Plan?

Certificates for shares of common stock that are purchased through the Plan will not be issued to you, unless you request that the Plan Administrator do so. All shares will be issued to the Plan Administrator or its nominee(s) as agent, and credited to your Plan account in book entry form. The number of shares credited to your Plan account will appear on your account statements. This convenient process protects against loss, theft, or destruction of stock certificates, and reduces our costs.

Shares credited to your Plan account may not be assigned or pledged in any way. If you wish to assign or pledge the whole shares credited to your account, you must request that certificates for those shares be issued to you in your name.

Upon receipt of your request, the Plan Administrator will issue you a certificate for any number of whole shares credited to your Plan account. Certificates for fractional shares will not be issued under any circumstances.

The name on your Plan account will be identical to the name that appears on the certificate(s) underlying the shares you have enrolled in the Plan and/or that are held for you in the Plan in book entry form. Certificates for whole shares issued to you from the Plan will be registered in the same manner.

24.	How can I arrange for my stock certificate(s) to be held in safekeeping by the Plan Administrator?

If you wish to submit your stock certificate(s) to the Plan Administrator for safekeeping, you should mail them (unendorsed) by registered mail, with a note requesting that they be credited to your Plan account.

If the current market value of the shares represented by the certificate(s) you are mailing to the Plan Administrator exceeds $3,000, you should insure the certificate(s) for 1% of the current market value, as this is the amount you will be charged for surety protection should your certificate(s) be lost in the mail.

TERMINATION OF PLAN PARTICIPATION

25.	How do I terminate my participation in the Plan?

Participation in the Plan is entirely voluntary. You may terminate your participation at any time by providing notice and instructions to the Plan Administrator. Upon receipt, the Plan Administrator, in accordance with your instructions, will either (a) discontinue the reinvestment of the dividends paid on the shares enrolled and/or held in your Plan account, but continue to hold those shares in book form on your behalf; (b) issue a certificate for the whole shares credited to your Plan account and issue a cash payment for any cash in lieu of a fractional share; or (c) sell the whole shares credited to your Plan account and issue a cash payment for the proceeds plus any cash in lieu of a fractional share.

TAX INFORMATION

26.	What are the tax consequences of my participation in the plan?

The following is a brief summary of the material federal income tax considerations applicable to the Plan, is for general information only, and does not constitute tax advice. This discussion does not purport to deal with all aspects of taxation that may be relevant to you in light of your personal investment circumstances or to certain types of investors who are subject to special treatment under the Federal income tax laws (including insurance companies, partnerships, tax-exempt organizations, financial institutions or broker dealers, foreign corporations, and persons who are not citizens or residents of the United States).  You are encouraged to consult your personal tax advisor as to all federal, state, local, foreign and other tax implications of your participation in the Plan, including in connection with the reinvestment of dividends and purchase of shares under the plan, your tax basis and holding period for shares acquired under the plan and the character, amount and tax treatment of any gain or loss realized on the disposition of shares.

In general, you will recognize dividend income on any dividends payable on shares of common stock that you own.  The reinvestment of dividends does not relieve you of any income tax which may be payable on such dividends.  When your dividends are reinvested to acquire shares (including any fractional share) directly from us, you will generally be treated as having received a taxable dividend distribution in an amount equal to the fair market value of our common stock purchased for your account under the dividend reinvestment program with those dividends (“Fair Market Value”).  We intend to treat the Fair Market Value as equal to the average of the high and low prices of our common stock on the NASDAQ Stock Market on the dividend payment date.  Accordingly, the determination of the amount of the taxable distribution will include any purchase price discount you may receive under the Plan, should we offer such a discount in the future.

When your dividends are reinvested to acquire shares (including any fractional share) purchased in market transactions, you will generally be treated as having received a taxable dividend equal to the amount of cash dividends used to make those purchases, plus the amount of any brokerage fees paid by us in connection with those purchases.  If in the future we offer a discount on shares of common stock purchased in market transactions, the amount of the distribution you will be treated as having received will exceed the cash distribution reinvested as a result of any such discount.

If you participate in both the dividend reinvestment program and the stock purchase program features of the plan and you purchase shares of common stock through the stock purchase program, you will be treated for federal income tax purposes as having received a distribution from us with respect to the shares equal to the Fair Market Value on the purchase date of shares less the amount paid by you for such shares (plus any applicable brokerage fees and any other expenses paid by you).

Although the tax treatment with respect to a stockholder who participates only in the stock purchase program and does not participate in the dividend reinvestment program is not entirely clear, we will report any discount you receive under the Plan as a distribution to you on Form 1099-DIV.  You are urged to consult with your tax advisor regarding the tax treatment to you of receiving a discount on cash investments in shares of our common stock through the Plan.

The shares you receive under the dividend reinvestment program will have a tax basis equal to the amount of distributions you are treated as receiving (including any brokerage fees paid by us in connection with the purchases), as described above.  Shares acquired through the stock purchase program under the plan should have a tax basis equal to the price actually paid by you for such shares plus any additional amounts that are includible in your taxable income as a result of any discount or any brokerage commissions paid by us.  Your holding period for shares acquired pursuant to either program under the Plan will begin on the day following the applicable purchase date.

The distributions you receive under the Plan will be taxable as dividends to the extent of our current or accumulated earnings and profits.  Any such dividend may be considered a “qualified dividend” provided that certain minimum holding period requirements are satisfied. Qualified dividend income received in taxable years beginning before January 1, 2011 by certain non-corporate U.S. holders, including individuals, generally will be subject to reduced rates of taxation. To the extent the distributions are in excess of our current or accumulated earnings and profits, the excess portion will be treated first as a tax-free return of capital, reducing the tax basis in your shares, and to the extent in excess of your tax basis will be taxable as gain realized from the sale of your shares.  Some corporate stockholders may be entitled to a dividends received deduction with respect to amounts treated as ordinary dividend income.

You will not realize any taxable income upon receipt of certificates for whole shares credited to your account, either upon your request for certain of those shares or upon termination of participation in the Plan.  You will, however, realize gain or loss upon the sale or exchange of shares acquired under the Plan.  You will also realize gain or loss upon receipt, following termination of participation in the Plan, of a cash payment for any fractional share equivalent credited to your account.  The amount of any such gain or loss will be the difference between the amount that you received for the shares or fractional share equivalent and the tax basis thereof. Assuming that shares have been held as capital assets, such gain or loss will be capital in nature. Capital gains of individuals derived with respect to capital assets held for more than one year are generally eligible for reduced rate of taxation. The deductibility of capital losses is subject to limitations.

The Plan Administrator will report to you for tax purposes the dividends treated as distributed to you as described above.  Such information will also be furnished to the Internal Revenue Service to the extent required by law.

If you are a foreign stockholder whose dividends are subject to United States income tax withholding or a domestic stockholder whose dividends are subject to backup withholding taxes, the Plan Administrator will reinvest an amount equal to the dividend less the amount of any tax required to be withheld.  Amounts withheld from dividends will be paid to the United States Treasury and the affected participants will be advised of the amount withheld.

The information in this section is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations thereunder, current administrative interpretations and practices of the Internal Revenue Service and court decisions, as of the date of this prospectus supplement. Future legislation, Treasury Regulations, administrative interpretations and practices, or court decisions could significantly change the current law or adversely affect existing interpretations of current law, possibly with retroactive effect.

OTHER INFORMATION

27.	What happens if I decide to sell or transfer all of the certificated shares enrolled in the Plan but not the shares that are held in my Plan account?

If you sell or transfer all of the certificated shares enrolled in the Plan, but continue to hold shares in your Plan account, the cash dividends on the shares held in your Plan account will continue to be reinvested, unless you instruct the Plan Administrator to terminate your participation in the Plan.

28.	If NBT Bancorp issues additional shares of common stock in connection with a stock dividend or a stock split, how will I receive the additional shares?

Any shares representing stock dividends or stock splits that we distribute on shares of our common stock that you have enrolled in the Plan and/or that are being held in your Plan account will be credited to your Plan account.

29.	How will I be able to vote the shares held in my Plan account?

The shares credited to your Plan account will be automatically added to the shares covered by the proxy provided to you with respect to your certificated and book entry form of common stock, and may be voted by you pursuant to such proxy.

30.	What are the responsibilities of NBT Bancorp and the Plan Administrator under the Plan?

Except as described below, the Plan Administrator has no responsibility with respect to the preparation or the contents of this Plan. Neither we nor the Plan Administrator or its nominee(s), in administering the Plan, will be liable for any act done in good faith. Neither we nor the Plan Administrator will be liable for any good faith omission to act, including, without limitation, any claims of liability arising out of: (a) failure to terminate a participant’s account upon the participant’s death before the receipt of notice in writing of the death; (b) the prices and times at which shares of common stock are purchased or sold for the participant's account or the terms under which such purchases or sales are made; or (c) fluctuations in the market value of our common stock. Neither we nor the Plan Administrator can assure you of a profit, or protect you against a loss, from the shares purchased or sold through the Plan. An investment in our common stock is subject to significant market fluctuations, as are all equity investments. We cannot control purchases by the Plan Administrator under the Plan and cannot assure you that dividends on our common stock will not be reduced or eliminated in the future.

31.	Who interprets the Plan?

NBT Bancorp and the Plan Administrator reserve the right to interpret the Plan as they deem necessary or desirable. Any such interpretation will be final. The Plan, and any related Plan documentation and Plan accounts, will be governed by, and construed in accordance with, the laws of the State of Delaware.

32.	May the Plan be changed or discontinued?

While we currently expect to offer a dividend reinvestment and stock purchase plan indefinitely, we reserve the right to suspend, modify, or terminate the Plan at any time. You will receive notification of any such suspension, material modification, or termination. We and the Plan Administrator also reserve the right to change any administrative procedures of the Plan (including fees and expenses) at any time without notice to you, and any such changes shall not be deemed material modifications to the Plan.

33.	Who do I contact if I have a question about the Plan?

The Plan Administrator will answer any questions you have about buying or selling our common stock through the Plan or about any other Plan services. You may contact the Plan Administrator in the following ways:

•	Written Inquiries: You may make an e-mail inquiry by contacting the Plan Administrator at customerservice@nbtbank.com.

Please address all other correspondences concerning the Plan to the Plan Administration at the following address:

NBT Bank, N.A.
20 Mowhawk Street
Canajoharie, New York 13317
Attention: Transfer Agent

Be sure to include your name, address, daytime phone number and reference to NBT Bancorp on all correspondence.

•	Telephone Inquiries: The Plan Administrator may be reached directly by dialing (800) 628-2265 and selecting the option for “Shareholder Relations.”

PLAN OF DISTRIBUTION

Except to the extent the Agent purchases common stock in the open market or in privately negotiated transactions with third parties, the common stock acquired under the Plan will be sold directly by us through the Plan.  We may sell our common stock to owners of shares (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters.  These shares, including shares acquired through waivers granted with respect to the stock purchase program of the Plan, may be resold in market transactions (including coverage of short positions) on any national security exchange or automated quotation system on which our common stock trades or is quoted, or in privately negotiated transactions.  Our common stock is currently listed on the NASDAQ Stock Market.  The difference between the price owners who may be deemed to be underwriters pay us for our common stock acquired under the Plan and the price at which such shares are resold, may be deemed to constitute underwriting commissions received by these owners in connection with such transactions.

Subject to the availability of common stock registered for issuance under the Plan, there is no total maximum number of shares that can be issued pursuant to the reinvestment of dividends.

Upon your withdrawal from the Plan by the sale of common stock held under the Plan, you will receive the proceeds of such sale, less any applicable fees.

Common stock may not be available under the Plan in all states.  This prospectus supplement does not constitute an offer to sell, or a solicitation of an offer to buy, any common stock or other securities in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

LEGAL MATTERS

The validity of the common stock offered by means of this prospectus supplement has been passed upon for us by Hogan & Hartson LLP.

EXPERTS

The consolidated financial statements of NBT Bancorp as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, have been incorporated by reference herein in reliance upon the report of KPMG LLP, an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

NBT BANCORP INC.

Common Stock

We may offer shares of our common stock from time to time. In addition, this prospectus may be used to offer common stock for the account of other persons.

This prospectus summarizes the general terms of the shares of common stock that we may offer. The specific terms of any common stock offered will be described in one or more supplements to this prospectus, one or more post-effective amendments to the registration statement of which this prospectus is a part or in documents incorporated by reference into this prospectus.  You should read both this prospectus and the applicable prospectus supplement before you invest in our common stock.

We or any selling securityholders may offer and sell our common stock to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “NBTB.”

Investing in our common stock involves risks.  See “Risk Factors” on page 3 and, if applicable, any risk factors described in any accompanying prospectus supplement and in our Securities and Exchange Commission filings that are incorporated by reference into this prospectus.

These securities are not deposits or obligations of a bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission or regulatory authority has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 24, 2009.

You should rely only on the information provided in this prospectus and in any prospectus supplement, including the information incorporated by reference. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not making an offer to sell our common stock in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of these documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission (the “SEC”) in accordance with General Instruction I.D. of Form S-3, using a “shelf” registration process for the delayed offering and sale of securities pursuant to Rule 415 under the Securities Act of 1933, as amended. Under the shelf process, we may, from time to time, sell the offered common stock described in this prospectus in one or more offerings. This prospectus provides you with a general description of the common stock we may offer. Each time we sell our common stock, we will provide a prospectus supplement containing specific information about the terms of the common stock being offered and the specific manner in which they will be offered. The prospectus supplement may also add, update or change information contained in this prospectus.

This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3 of which this prospectus is a part, including its exhibits. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

You should read this prospectus together with any additional information you may need to make your investment decision. You should also read and carefully consider the information in the documents we have referred you to in “Where You Can Find More Information” below. Information incorporated by reference after the date of this prospectus may add, update or change information contained in this prospectus. Any information in such subsequent filings that is inconsistent with this prospectus will supersede the information in this prospectus or any earlier prospectus supplement.

           All references in this prospectus to “NBT Bancorp,” “we,” “us,” “our” or similar references mean NBT Bancorp Inc. and its successors, and include our consolidated subsidiaries where the context so requires.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the Public Reference Room of the SEC at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, we file many of our documents electronically with the SEC, and you may access those documents over the Internet. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of the SEC’s web site is http://www.sec.gov. Documents we have filed with the SEC are also available on our website at http://www.nbtbancorp.com. Except as expressly stated herein, information contained on our web site does not constitute a part of this prospectus supplement and is not incorporated by reference herein.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by other information that is included in or incorporated by reference into this document.

This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC. These documents contain important information about us:

•	our Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC on March 2, 2009;

•	our Current Report on Form 8-K, as filed with the SEC on March 24, 2009; and

•	the description of our common stock contained in our Registration Statement on Form 8-A, including any amendments or reports filed for the purposes of updating such description.

We incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC), from the date of the registration statement of which this prospectus is part until the termination of the offering of the securities. These documents may include annual, quarterly and current reports, as well as proxy statements. Any material that we later file with the SEC will automatically update and replace the information previously filed with the SEC. These documents are available to you without charge. See “Where You Can Find More Information.”

You may obtain copies of these documents, other than exhibits, free of charge by contacting NBT Bancorp Inc., 52 South Broad Street, Norwich, New York 13815, Attention: Corporate Secretary or by telephone at (607) 337-2265.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information included or incorporated by reference in them includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would” and “could.” These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from the statements, including:

•	changes in general business, industry or economic conditions or competition;

•
changes in any applicable law, rule, regulation, policy, guideline or practice governing or affecting financial holding companies and their subsidiaries or with respect to tax or accounting principals or otherwise;

•	adverse changes or conditions in capital and financial markets;

•	changes in interest rates;

•	higher than expected costs or other difficulties related to integration of combined or merged businesses;

•	the inability to realize expected cost savings or achieve other anticipated benefits in connection with business combinations and other acquisitions;

•	changes in the quality or composition of our loan and investment portfolios;

•	increased competition;

•	deposit attrition;

•	changes in the cost of funds, demand for loan products or demand for financial services; and

•	other economic, competitive, governmental or technological factors affecting our operations, markets, products, services and prices.

Some of these and other factors are discussed in our annual and quarterly reports filed with the SEC. Such developments could have an adverse impact on our financial position and our results of operations.

The forward-looking statements are based upon management’s beliefs and assumptions and are made as of the date of this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements included or incorporated by reference in this prospectus or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise, except to the extent required by federal securities laws. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus or in the incorporated documents might not occur, and you should not put undue reliance on any forward-looking statements.

RISK FACTORS

Investing in our common stock involves risks. We urge you to carefully consider the risk factors described in our SEC filings that are incorporated by reference in this prospectus and, if applicable, in any accompanying prospectus supplement used in connection with an offering of our common stock before making an investment decision. Additional risks may be included in the applicable prospectus supplement or free writing prospectus which we have authorized, or which may be incorporated by reference into this prospectus or such prospectus supplement. These risks could adversely affect our business, financial condition, results of operations or prospects and could cause the price of our common stock to decline.

ABOUT NBT BANCORP INC.

NBT Bancorp Inc. is a registered financial holding company incorporated in the State of Delaware in 1986, with its principal headquarters located in Norwich, New York. On a consolidated basis, at December 31, 2008 we had assets of $5.3 billion and stockholders’ equity of $431.8 million. NBT Bancorp is the parent holding company of NBT Bank, N.A. (the “Bank”), NBT Financial Services, Inc. (“NBT Financial”), NBT Holdings, Inc. (“NBT Holdings”), CNBF Capital Trust I, NBT Statutory Trust I and NBT Statutory Trust II (the “Trusts”). Through the Bank and NBT Financial, we are focused on community banking operations. Through NBT Holdings, we operate Mang Insurance Agency, LLC, a full-service insurance agency. The Trusts were organized to raise additional regulatory capital and to provide funding for certain acquisitions. Our primary business consists of providing commercial banking and financial services to our customers in our market area. Our principal assets are all of the outstanding shares of common stock of our direct subsidiaries, and our principal sources of revenue are the management fees and dividends we receive from the Bank, NBT Financial and NBT Holdings.

The Bank is a full service commercial bank formed in 1856, which provides a broad range of financial products to individuals, corporations and municipalities throughout the central and upstate New York and northeastern Pennsylvania market areas. The Bank conducts business through two geographic operating divisions, NBT Bank and Pennstar Bank.

At year end 2008, the NBT Bank division had 84 divisional offices and 114 automated teller machines (ATMs), located primarily in central and upstate New York. At December 31, 2008, the NBT Bank division had total loans and leases of $2.9 billion and total deposits of $3.1 billion.

At year end 2008, the Pennstar Bank division had 38 divisional offices and 57 ATMs, located primarily in northeastern Pennsylvania. At December 31, 2008, the Pennstar Bank division had total loans and leases of $761.0 million and total deposits of $827.2 million.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “NBTB.” Our principal executive offices are located at 52 South Broad Street, Norwich, New York 13815. Our telephone number is (607) 337-2265. Our website is http://www.nbtbancorp.com. References to our website and those of our subsidiaries are not intended to be active links and the information on such websites is not, and you must not consider the information to be, a part of this prospectus supplement.

USE OF PROCEEDS

Unless we specify another use in the applicable prospectus supplement, we will use the net proceeds from the sale of any securities offered by us for general corporate purposes, which may include repayment of indebtedness or acquisitions. We will not receive proceeds from sales of securities by selling securityholders except as may otherwise be stated in an applicable prospectus supplement.

DESCRIPTION OF COMMON STOCK

The following description is a general summary of the terms of our common stock. The description below does not purport to be complete and is subject to and qualified in its entirety by reference to our Restated Certificate of Incorporation and Bylaws, as amended, referred to herein as our “certificate of incorporation” and “bylaws,” respectively. The description herein does not contain all of the information that you may find useful or that may be important to you. You should refer to the provisions of our certificate of incorporation and bylaws because they, and not the summaries, define the rights of holders of shares of our common stock. You can obtain copies of our certificate of incorporation and bylaws by following the directions under the heading “Where You Can Find More Information.”

General

Our certificate of incorporation provides the authority to issue 50,000,000 shares of common stock, par value $0.01 per share. At February 15, 2009, there were 32,648,164 shares of common stock issued and we had outstanding stock options granted to directors, officers and other employees for 1,896,549 shares of our common stock.

Each share of our common stock has the same relative rights and is identical in all respects to each other share of our common stock. Our common stock is non-withdrawable capital, is not of an insurable type and is not insured by the Federal Deposit Insurance Corporation or any other governmental entity.

Voting Rights

Holders of our common stock are entitled to one vote per share on each matter properly submitted to stockholders for their vote, including the election of directors. Holders of our common stock do not have the right to cumulate their votes for the election of directors, which means that the holders of more than 50% of the shares of common stock voting for the election of directors can elect 100% of the directors standing for election at any meeting if they choose to do so. In that event, the holders of the remaining shares voting for the election of directors will not be able to elect any person or persons to our board of directors at that meeting.

Liquidation Rights

The holders of our common stock and the holders of any class or series of stock entitled to participate with the holders of our common stock as to the distribution of assets in the event of any liquidation, dissolution or winding-up of NBT Bancorp, whether voluntary or involuntary, will become entitled to participate equally in the distribution of any of our assets remaining after we have paid, or provided for the payment of, all of our debts and liabilities and after we have paid, or set aside for payment, to the holders of any class of stock having preference over the common stock in the event of liquidation, dissolution or winding-up, the full preferential amounts, if any, to which they are entitled.

Dividends

The holders of our common stock and any class or series of stock entitled to participate with the holders of our common stock are entitled to receive dividends declared by our board of directors out of any assets legally available for distribution. The board of directors may not declare, and we may not pay, dividends or other distributions, unless we have paid or the board has declared or set aside all accumulated dividends and any sinking fund, retirement fund or other retirement payments on any class of stock having preference as to payments of dividends over our common stock. As a holding company, our ability to pay distributions is affected by the ability of our subsidiaries to pay dividends. The ability of our bank subsidiary, and our ability, to pay dividends in the future is, and could in the future be further, influenced by bank regulatory requirements and capital guidelines.

Miscellaneous

The holders of our common stock have no preemptive or conversion rights for any shares that may be issued. Our common stock is not subject to additional calls or assessments, and all shares of our common stock currently outstanding are fully paid and nonassessable. All shares of common stock offered pursuant to a prospectus supplement, or issuable upon conversion, exchange or exercise of any preferred stock or other convertible securities, will, when issued, be fully paid and non-assessable, which means that the full purchase price of the shares will have been paid and the holders of the shares will not be assessed any additional monies for the shares.

Delaware Law and Certain Certificate of Incorporation and Bylaw Provisions

We are subject to the provision of Section 203 of the Delaware General Corporation Law. Section 203 restricts transaction which may be entered into by a corporation and some of its stockholders. Section 203 provides, in essence, that a stockholder acquiring more than 15% of the outstanding voting stock of a corporation subject to the statute and that person’s affiliates and associates, referred to in this section as an interested stockholder, but less than 85% of its shares may not engage in specified business combinations with the corporation for a period of three years after the date on which the stockholder became an interested stockholder unless before that date the corporation’s board of directors approved either the business combination or the transaction in which the stockholder became an interested stockholder or at or after that time the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders by an affirmative vote of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder. Section 203 defines the term business combination to include a wide variety of transactions with or caused by an interested stockholder, including mergers, consolidations, specified types of asset sales, specified issuances of additional shares to the interested stockholder, transactions with the corporation which increase the proportionate interest of the interested stockholder or transaction in which the interested stockholder receives specified other benefits.

Our certificate of incorporation and bylaws provide that:

●	the board of directors be divided into three classes, each class as nearly as equal as possible, with each serving staggered, three-year terms;

●
directors may be removed only for cause and only by the affirmative vote of at least a majority in voting power of the stockholders entitled to vote and to be present at the meeting called for such purpose; and

●
a vacancy on the board of directors may be filled by stockholders at a stockholder’s meeting. In addition, directors may fill vacancies by a majority vote of the directors then in office. The director chosen by the current directors to fill the vacancy will hold office until the next election of directors, at which time the stockholders shall fill the vacancy for the remainder of the unexpired term. Directors may also fill newly created directorships other than an increase by more than three in the number of directors.

The classification of our board of directors and the limitations on removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from, acquiring us.

Our bylaws also provide that:

●	any action required or permitted to be taken by the shareholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting; and

●
special meetings of the stockholders may be called by our board of directors or the chairman of the board of directors, or if there is none, by the President, or by the holders of at least 50% of all shares entitled to vote at the meeting.

Our bylaws provide that, in order for any stockholder business (other than stockholder nominations of directors) to be considered “properly brought” before a meeting, a stockholder must comply with requirements regarding advance notice to us. For business to be properly brought before a meeting by a stockholder, it must be a proper matter for stockholder action under the Delaware General Corporation Law, the stockholder must have given timely notice thereof in writing to our President, and the notice must comply with the procedures set forth in our bylaws. Except for stockholder proposals submitted in accordance with the federal proxy rules as to which the requirements specified therein shall control, a stockholder’s notice, to be timely, must be delivered to or mailed and received at our principal executive offices at least 60 days but no more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholder; provided, however, that in the event the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by us.

Our bylaws also provide that subject to the rights of holders of any class or series of capital stock then outstanding, nominations for the election or re-election of directors at a meeting of the stockholders may be made by any stockholder entitled to vote in the election of directors generally who complies with the procedures set forth in our bylaws and who is a stockholder of record at the time notice is delivered to our President. Any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election or re-election as directors at a meeting called for such purpose only if timely notice of such stockholder’s intent to make such nomination or nominations has been given in writing to our President. To be timely, a stockholder’s notice must be delivered to or received by our President within ten days following the day on which public disclosure of the date of any stockholders’ meeting called for the election of directors is given.

The purpose of requiring stockholders to give us advance notice of nominations and other stockholder business is to afford our board of directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of the other proposed business and, to the extent deemed necessary or desirable by our board of directors, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although our bylaws do not give our board of directors any power to disapprove stockholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders. These provisions could also delay stockholder actions which are favored by the holders of a majority of our outstanding voting securities until the next stockholders’ meeting.

Our bylaws provide that a majority of our board of directors, or stockholders holding a majority of the outstanding shares entitled to vote, may make, amend or repeal the bylaws. Our bylaws permit the stockholders to adopt, approve or designate bylaws that may not be amended, altered or repealed except by a specified percentage in interest of all stockholders or of a particular class of stockholders. Amendments to our certificate of incorporation generally require the approval of the board of directors and the approval of holders of a majority of the outstanding stock entitled to vote upon the amendment. Any amendment to those provisions of the certificate of incorporation that relate to business combinations involving NBT Bancorp or a subsidiary and a major stockholder or affiliate require the affirmative vote of at least 80% of the outstanding shares of voting stock, and if there is a major stockholder, such 80% vote must include the affirmative vote of at least 80% of the outstanding shares of voting stock held by stockholders other than the major stockholder and its affiliates.

Stockholder Rights Plan

In October 2004, we adopted a stockholder rights plan designed to ensure that any potential acquirer of NBT Bancorp would negotiate with our board and that all of our stockholders would be treated equitably in the event of a takeover attempt. At that time, we paid a dividend of one Preferred Share Purchase Right for each outstanding share of our common stock. Similar rights are attached to each share of our common stock issued after November 15, 2004. Under the rights plan, the rights will not be exercisable until a person or group acquires beneficial ownership of 15% or more of our outstanding common stock, or begins a tender or exchange offer for 15% or more of our common stock. Additionally, until the occurrence of such event, the rights are not severable from our common stock and therefore, the rights will transfer upon the transfer of shares of our common stock. Upon the occurrence of such events, each right entitles the holder to purchase one one-thousandth of a share of our preferred stock at a price of $70. The rights plan also provides that upon the occurrence of certain specified events the holders of the rights will be entitled to acquire additional equity interests in NBT Bancorp or in the acquiring entity, such interests having a market value of two times the right’s exercise price of $70. The rights expire October 24, 2014, and are redeemable in whole, but not in part, at our option prior to the time they become exercisable, for a price of $0.001 per right. The rights have certain anti-takeover effects. The rights may cause substantial dilution to a person or group that attempts to acquire NBT Bancorp on terms not approved by our board. The rights should not interfere with any merger or other business combination approved by our board.

NASDAQ Listing

Our common stock is listed on the NASDAQ Global Select Market under the symbol “NBTB.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is NBT Bank, N.A.

LEGAL MATTERS

In connection with particular offerings of the common stock in the future, and if stated in the applicable prospectus supplement, the validity of the common stock may be passed upon for us by Hogan & Hartson LLP, and for the underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of NBT Bancorp as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

3,000,000 Shares of Common Stock

offered to stockholders
and other interested investors
solely in connection with the

DIVIDEND REINVESTMENT
AND STOCK PURCHASE PLAN

PROSPECTUS SUPPLEMENT

August 4, 2009